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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: September 30, 1998
--------                                            Estimated average burden
                                                    hours per response .... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or         6. If Amendment, Date
Eslick, Jack                                  Statement                     Trading Symbol                       of Original
----------------------------------------      (Month/Day/Year)           FelCor Suite Hotels, Inc.   (FCH)       (Month/Day/Year)
     (Last)     (First)     (Middle)         03/31/1997                  ------------------------------------
545 E. John Carpenter Freeway #1300        ----------------------------  5. Relationship of Reporting         7. Individual or
----------------------------------------   3. IRS or Social Security          Person to Issuer                   Joint/Group Filing
             (Street)                         Number of Reporting           (Check all applicable)               (check applicable
                                              Person (Voluntary)           ____Director   ______ 10% Owner       box)
Irving, TX   75062                                                         __X_Officer    ______ Other (specify  [X] Form filed by
--------------------------------------     ----------------------------  (give title below)            below)        One Reporting
      (City)      (State)      (Zip)                                       Vice President, Director of               Person
                                                                           -------------------------------       [ ] Form filed by
                                                                           Asset Management                          More than One
                                                                           --------------------------------          Reporting
                                                                                                                     Person
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Common Stock                                       2,000                              D (01)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.          SEC 1473 (7/96)
*If the form is filed by more than one reporting person see Instruction 5(b)(v).


                                                                                                                   Page 1 of 2 pages


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Stock Option   (02)           04/01/1997    04/01/2006    Common Stock    10,000      $31.3700      D
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Stock Option   (02)           04/01/1998    04/01/2006    Common Stock    10,000      $31.3700      D
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Stock Option   (02)           04/01/1999    04/01/2006    Common Stock    10,000      $31.3700      D
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Stock Option   (02)           04/01/2000    04/01/2006    Common Stock    10,000      $31.3700      D
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Stock Option   (02)           04/01/2001    02/19/2007    Common Stock    10,000      $31.3700      D
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Stock Option   (02)           02/19/1998    02/19/2007    Common Stock     2,000      $35.0000      D
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Stock Option   (02)           02/19/1999    02/19/2007    Common Stock     2,000      $35.0000      D
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Stock Option   (02)           02/19/2000    02/19/2007    Common Stock     2,000      $35.0000      D
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Stock Option   (02)           02/19/2001    02/19/2007    Common Stock     2,000      $35.0000      D
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Stock Option   (02)           02/19/2002    02/19/2007    Common Stock     2,000      $35.0000      D
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Explanation of Responses:

(01) Stock Grant pursuant to 1994 Restricted Stock and Stock Option Plan; vests over 5 years at 20% per year from 04/01/96.
(02) Grant pursuant to 1995 Restricted Stock and Stock Option Plan.

                                                                                     /s/ JACK ESLICK                     4/9/97
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.                                           SEC 1473 (7/96)

      Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

Eslick, Jack                         FelCor Suite Hotels, Inc.                        03/31/1997                  Page 2 of 2  pages